[BELL CANADA LOGO] NEWS RELEASE

For Immediate Release

Bell high speed fibre rollouts enable new Internet and TV services
Bell’s new FibeTM Internet service now offers fastest upload speeds in the market
New Fibre-to-the-home (FTTH) rollout announced for Québec City region
Bell will add fibre-based IPTV service to Bell TV line-up in 2010

MONTRÉAL, February 4, 2010 – Bell today announced several new fibre initiatives supporting its broadband investment strategy, including the deployment of Fibre-to-the-home (FTTH) in Québec City and to new housing developments in Ontario and Québec, the launch of enhanced Bell FibeTM Internet services, and the introduction of Bell IPTV service in 2010.

“Investment in broadband networks and services is a core strategic imperative at Bell. We’re actively building the communications platforms that support the growth of competitive new Internet, video and other digital services now and into the future,” said George Cope, President and CEO of BCE and Bell Canada. “Bell is executing with significant investments in both wireless, with our November launch of Canada’s largest and fastest mobile network, and in wireline with the new fibre-based network investments and services announced today.”

Fibre-to-the-home (FTTH) investments
Bell today announced a three-year plan to deploy high speed Fibre-to-the-home (FTTH) across the Québec City region, including Ancienne-Lorette, Beauport, Charlesbourg, Lévis-Wolfe, Loretteville, St-Cyrille, Ste-Foy, St-Nicolas, St-Réal and St-Romuald. FTTH will offer consumer and business customers Internet download speeds of at least 100 Megabits per second and upload speeds of at least 20 Mbps.

One of the first FTTH deployments in Canada, Bell’s Québec initiative is also by far the largest city-wide FTTH rollout in the country. Because the Québec City region is served largely by “aerial” infrastructure – above-ground wiring on utility poles – these extensive fibre deployments can be accomplished much faster and more economically than in centres with underground infrastructure.

Bell also announced today it will deploy FTTH in all new urban and suburban housing developments in Ontario and Québec beginning in the second half of 2010. This is in addition to the company’s deployment of Fibre-to-the-building (FTTB) already under way, which will deliver 60 Mbps service to approximately 1,600 condominium and apartment buildings in Ontario and Québec by the end of 2012.

Bell FibeTM Internet
Bell’s new Fibe Internet service is now available in Montréal and the Greater Toronto Area, providing customers access to increased uploads speeds as high as 7 Megabits per second – the fastest available in the market – and download speeds now as fast as 25 Mbps.

“Bell Fibe Internet is the fast, consistent and reliable way to access the Internet, and it’s built for the way people use the Internet now,” said Kevin Crull, President of Bell Residential Services. “With its increased speeds, especially on uploads, Fibe Internet supports the strong growth we’re seeing in the sharing of videos, pictures and documents in line with the revolution in social networking and online communities.”

Fibe Internet employs advanced tools to proactively monitor and optimize customer access speeds and offers comprehensive security features at no extra cost, including parental controls, pop-up blocker, privacy control, Wi-Fi protection, fraud protection and 5 Gigabytes of Personal Vault online storage. For more information, please visit bell.ca/internet.

Fibe Internet is enabled by advanced VDSL2 technology enhancements to Bell’s Fibre-to-the-node (FTTN) network in Toronto and Montréal. By next month, Bell will have passed 1.8 million homes with advanced VDSL2 capability, and approximately 3.6 million FTTN households in Québec and Ontario will be enhanced by the end of 2010.

Bell IPTV
Bell’s advanced FTTN network also supports the addition of Bell IPTV to the Bell TV line-up in 2010. All-digital Bell IPTV (internet protocol television) will deliver a wide range of advanced television and entertainment services over Bell’s fibre network to customers in Toronto and Montréal this year.

“Bell IPTV is the perfect urban complement to our fast-growing Bell TV service, which already serves almost 2 million Canadians coast to coast and offers far more HD channels than any other provider in the country,” said Kevin Crull. “Bell TV is already the digital TV leader across Canada, but Bell IPTV will soon significantly enhance competition and consumer choice in TV services in these core urban markets.”

Already in extensive consumer trials, Bell IPTV is powered by the Microsoft Mediaroom multimedia software platform, the most widely deployed IPTV platform in the world.

About Bell
Headquartered in Montréal, Bell is Canada’s largest communications company, providing consumers and business with solutions to all their communications needs, including Bell Mobility wireless, high-speed Bell Internet, Bell TV direct-to-home satellite television, Bell Home phone local and long distance, and IP-broadband and information and communications technology (ICT) services. Bell is proud to be a Premier National Partner and the Exclusive Telecommunications Partner to the Vancouver 2010 Olympic and Paralympic Winter Games.

Bell is wholly owned by BCE Inc. (TSX, NYSE: BCE). For information on Bell’s products and services, please visit www.bell.ca. For corporate information on BCE, please visit www.bce.ca.

Media inquiries:

Julie Smithers
Bell Media Relations
(416) 528-9409
julie.smithers@bell.ca

Investor inquiries:

Thane Fotopoulos
BCE Investor Relations
(514) 870-4619
thane.fotopoulos@bell.ca

Caution Concerning Forward-Looking Statements
Certain statements made in this news release, including, but not limited to, statements relating to our three-year plan to deploy FTTH across the Quebec City region, our plan to deploy FTTH in all urban and suburban housing developments in Ontario and Quebec beginning in the second half of 2010, our target to deliver 60 Mbps service to approximately 1,600 MDUs in Ontario and Quebec by 2012, our plan to enhance by the end of 2010 all of Bell’s broader FTTN network in Quebec and Ontario, our plan to introduce IPTV in the course of 2010, and other statements that are not historical facts, are forward-looking. Forward-looking statements, by their very nature, are subject to inherent risks and uncertainties and are based on several assumptions which give rise to the possibility that actual results could differ materially from our expectations expressed in or implied by such forward-looking statements. As a result, we cannot guarantee that any forward-looking statement will materialize and you are cautioned not to place undue reliance on these forward-looking statements.
Our forward-looking statements referred to above assume, in particular, the availability of the required capital which, in turn, is based on our ability to either generate internally or otherwise raise capital. Our ability to generate internally or otherwise raise capital is subject to various risk factors. These risks include, but are not limited to: the intensity of competitive activity, including the increase in wireless competitive activity that is expected to result from Industry Canada’s licensing of AWS spectrum to new wireless entrants, and the resulting impact on our ability to retain existing, and attract, new customers, and on our pricing and marketing strategies and financial results; general economic and financial market conditions, the level of consumer confidence and spending, and the demand for, and prices of, our products and services; our ability to implement our strategies and plans in order to produce the expected benefits; our ability to continue to implement our cost reduction initiatives and contain capital intensity while seeking to improve customer service; our ability to respond to technological changes and rapidly offer new products and services; increased contributions to employee benefit plans; events affecting the functionality of, and our ability to protect, maintain and replace, our networks, information technology systems and software; events affecting the ability of third-party suppliers to provide to us essential products and services; the quality of our network and customer equipment and the extent to which they may be subject to manufacturing defects; labour disruptions; the potential adverse effects on our Internet and wireless businesses of the significant increase in broadband demand; our ability to raise the capital we need to implement our business plan, including for BCE’s share buy-back program and dividend payments and to fund capital and other expenditures and generally meet our financial obligations; our ability to discontinue certain traditional services as necessary to improve capital and operating efficiencies; regulatory initiatives or proceedings, litigation and changes in laws or regulations; launch and in-orbit risks of satellites used by Bell TV; competition from unregulated U.S. DTH satellite television services sold illegally in Canada and the theft of our satellite television services; BCE’s dependence on the ability of its subsidiaries, joint ventures and other companies in which it has an interest to pay dividends or make other distributions; depending, in particular, on the prevailing economic, competitive and technological environment at any given time, and subject to dividends being declared by the board of directors, there can be no certainty that BCE’s dividend policy will be maintained; stock market volatility; our ability to maintain customer service and our networks operational in the event of the occurrence of epidemics, pandemics and other health risks; health concerns about radio frequency emissions from wireless devices; and loss of key employees.
Reference is hereby made to BCE’s Safe Harbour Notice Concerning Forward-Looking Statements dated February 4, 2010, which is incorporated by reference herein, for a more detailed description of the above-mentioned risks. This document has been filed by BCE with the Canadian securities commissions (available at www.sedar.com) and with the U.S. Securities and Exchange Commission (available at www.gov.com) and is also available on BCE’s website at www.bce.ca.
The forward-looking statements contained in this news release are made as of the date of this release and, accordingly, are subject to change after such date. Except as may be required by Canadian securities laws, we do not undertake any obligation to update or revise any forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise. Except as otherwise indicated by BCE, these statements do not reflect the potential impact of any non-recurring or other special items or of any dispositions, monetizations, mergers, acquisitions, other business combinations or other transactions that may be announced or that may occur after the date hereof. Forward-looking statements are provided for the purpose of providing information about management’s current expectations and plans and allowing investors and others to get a better understanding of our operating environment. Readers are cautioned that such information may not be appropriate for other purposes.